Exhibit 99.1
FOR IMMEDIATE RELEASE
Wednesday, April 27, 2011
7:30 a.m. CDT
TELEVISION COMPANY BELO CORP. (BLC) REPORTS RESULTS FOR
FIRST QUARTER 2011
     DALLAS — Belo Corp. (NYSE: BLC), one of the nation’s largest pure-play, publicly-traded television companies, today reported pro forma earnings per share of $0.09 in the first quarter of 2011 versus pro forma earnings per share of $0.11 in the first quarter of 2010. Pro forma earnings per share in the first quarter of 2011 exclude a net non-cash charge, after taxes, of $13.3 million, or $0.13 per share, related to the January 2011 split of The G. B. Dealey Retirement Pension Plan (“Pension Plan”) with A. H. Belo Corporation (“A. H. Belo”). Pro forma earnings per share in the first quarter of 2010 exclude a credit of $2.5 million, net of taxes, or $0.02 per share, from pension contribution reimbursements received from A. H. Belo related to its obligation to reimburse Belo for 60 percent of any pension contributions Belo made to the Pension Plan prior to the completion of the split. Including these items, net earnings (loss) per share in the first quarter of 2011 were ($0.04) compared to $0.13 per share in the first quarter of 2010.
     Dunia A. Shive, Belo’s president and Chief Executive Officer, said, “Belo’s spot revenue excluding political was up slightly in the first quarter of 2011 despite difficult comparisons to the first quarter of 2010, which included significant Olympics and Super Bowl revenue. The Company’s station adjusted EBITDA was $47.4 million in the first quarter of 2011. During the quarter, the Company paid off the remaining balance of its revolving credit facility. While we expect to draw on the facility to accommodate interest payments in the second quarter, we currently expect to begin accumulating a cash balance in the back half of the year as the Company’s next tranche of debt does not mature until May 2013.”
     Shive also noted that Belo’s Board of Directors lifted the Company’s dividend suspension, with the declaration of a $0.05 per share quarterly dividend as detailed in a separate press release, also issued today.
-more-

Belo Announces First Quarter 2011 Results
April 27, 2011
Page Two
First Quarter in Review
Operating Results
      Total revenue decreased 1.9 percent in the first quarter of 2011 versus the first quarter of 2010. Total spot revenue, excluding political, was up 0.4 percent with a 2.1 percent increase in local spot revenue and a 2.7 percent decrease in national spot revenue. Core local and national spot revenue was affected by the loss of Olympics and Super Bowl revenue from the first quarter of 2010, which totaled $10.7 million. Total spot revenue, including political, was down 4.2 percent in the first quarter of 2011 compared to the first quarter of 2010. Political revenue in the first quarter of 2011 was $5.9 million lower than the first quarter of 2010.
     Other revenue, which includes barter and trade advertising, network compensation, Internet advertising and retransmission revenue, was up 10 percent in the first quarter of 2011 due primarily to increases in Internet and retransmission revenue, which were partially offset by a decrease in network compensation.
     Station salaries, wages and employee benefits increased $2.6 million, or 5.1 percent, during the first quarter of 2011 versus the first quarter of 2010 due primarily to employee merit increases, partial reinstatement of the Company’s 401(k) plan matching contribution which was suspended in 2009, and higher station pension expense.
     Station programming and other operating costs were up $4.6 million in the first quarter of 2011 compared to the first quarter 2010 due primarily to a $3.9 million non-cash expense reduction related to third-party funding of certain newsgathering equipment in the first quarter of 2010.
     Station adjusted EBITDA was $47.4 million for the first quarter of 2011, and the station adjusted EBITDA margin for the first quarter of 2011 was 31 percent.
Corporate
     Corporate operating costs of $6.3 million in the first quarter of 2011 were $3.3 million lower than the first quarter of 2010 due primarily to lower accrued bonus expense, a decrease in outside services expense primarily related to lower technology costs, and lower pension expense.
- more -

Belo Announces First Quarter 2011 Results
April 27, 2011
Page Three
     The Company’s reported combined station and corporate operating costs were up 3.6 percent in the first quarter of 2011 compared to the first quarter of 2010.
Other Items
     On January 3, 2011, Belo announced the completion of the split of the Pension Plan with A. H. Belo. In the first quarter of 2011, the Company recorded a net non-cash charge of $20.5 million related to the Pension Plan split, with an associated tax benefit of $7.1 million. The $20.5 million charge is shown as a separate component of total operating costs and expenses on Belo’s Consolidated Statements of Operations. The Company also recorded an increase in equity of $72 million and a reduction in its unfunded pension liability of $117 million in the first quarter 2011 in connection with the split.
     The Company recorded a reduction in operating expenses of $4.1 million in the first quarter of 2010 related to pension contribution reimbursements received from A. H. Belo pursuant to its obligation to reimburse Belo for 60 percent of any pension contributions Belo made to the Pension Plan prior to the split.
     Belo’s depreciation expense totaled $7.9 million in the first quarter of 2011, down from $9.2 million in the first quarter of 2010.
     The Company’s interest expense decreased $1.9 million in the first quarter of 2011 compared to the first quarter of 2010 due primarily to lower borrowings on its revolving credit facility and lower ongoing fees associated with the Company’s election to reduce the commitment amount under its facility in 2010.
     Income tax expense decreased $9.7 million in the first quarter of 2011 compared to the first quarter of 2010 due primarily to the $7.1 million tax benefit related to the Pension Plan split and lower pre-tax earnings. The Company’s full year effective tax rate for 2011 is currently expected to be around 40 percent.
- more -

Belo Announces First Quarter 2011 Results
April 27, 2011
Page Four
     Total debt at March 31, 2011, was $886 million, which consisted entirely of fixed-rate debt. The Company paid down the remaining $11 million of its revolving credit facility during the quarter and had approximately $9 million invested in marketable securities at March 31, 2011. The Company’s total leverage ratio, as defined in the Company’s credit facility, was 3.6 times at March 31, 2011, down from 3.7 times at December 31, 2010. Belo invested $3 million in capital expenditures in the first quarter of 2011 and currently expects full year capital expenditures to be approximately $16 million.
Non-GAAP Financial Measures
     A reconciliation of station adjusted EBITDA to earnings from operations and a reconciliation of net earnings (loss) to pro forma net earnings are set forth in an exhibit to this release.
Outlook
     Looking to the second quarter, Shive said, “While we have not yet seen a significant change in the overall pace of our business related to ongoing events in Japan, we do expect some level of disruption in the second quarter, particularly in the automotive category. While pacings currently reflect a higher percentage growth rate, we are currently estimating spot revenue excluding political to be flat to up low-single digits in the second quarter of 2011 compared to the second quarter of 2010 due to the uncertainty surrounding auto supply in the second quarter.
     “For the second quarter of 2011, combined station and corporate operating costs are currently estimated to be up about 8 percent compared to the second quarter of 2010. Excluding a $3.1 million non-cash expense reduction related to third-party funding of certain newsgathering equipment in the second quarter of 2010, combined station and corporate operating costs are estimated to be up about 5 percent.”
-more-

Belo Announces First Quarter 2011 Results
April 27, 2011
Page Five
     A conference call to discuss this release and other matters of interest to shareholders and analysts will follow at 1:00 p.m. CDT this afternoon. The conference call will be simultaneously Webcast on Belo Corp.’s Web site (www.belo.com/invest). Following the conclusion of the Webcast, a replay of the conference call will be archived on Belo’s Web site. To access the listen-only conference lines, dial 1-877-764-2008. A replay line will be open from 3:00 p.m. CDT on April 27 until 11:59 p.m. CDT May 11. To access the replay, dial 800-475-6701 or 320-365-3844. The access code for the replay is 200861.
About Belo Corp.
     Belo Corp. (BLC), one of the nation’s largest pure-play, publicly-traded television companies, owns and operates 20 television stations (nine in the top 25 markets) and their associated Web sites. Belo stations, which include affiliations with ABC, CBS, NBC, FOX, and the CW, reach more than 14 percent of U.S. television households in 15 highly-attractive markets. Belo stations rank first or second in nearly all of their local markets. Additional information is available at www.belo.com or by contacting Paul Fry, vice president/Investor Relations & Treasury Operations, at 214-977-4465.
     Statements in this communication concerning Belo’s business outlook or future economic performance, anticipated profitability, revenues, expenses, capital expenditures, investments, future financings, impairments, pension matters, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
     Such risks, uncertainties and factors include, but are not limited to, uncertainties regarding the costs, consequences (including tax consequences) and other effects of the Company’s spin-off distribution of its newspaper businesses and related assets to A. H. Belo Corporation and the associated agreements between the Company and A. H. Belo relating to various matters; changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates and programming and production costs; changes in viewership patterns and demography, and actions by Nielsen; changes in the network-affiliate business model for broadcast television; technological changes, and the development of new systems and devices to distribute and consume television and other audio-visual content; changes in the ability to secure, and in the terms of, carriage of Belo programming on cable, satellite, telecommunications and other program distribution methods; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; Federal Communications Commission and other regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; pension plan matters; general economic conditions; and significant armed conflict, as well as other risks detailed in Belo’s other public disclosures and filings with the SEC including Belo’s Annual Report on Form 10-K.

Belo Corp.
Consolidated Statements of Operations

	Three months ended
	March 31,
In thousands, except per share amounts	2011	2010

	(unaudited)	(unaudited)
Net Operating Revenues	$151,470	$154,332

Operating Costs and Expenses
Station salaries, wages and employee benefits	53,836	51,224
Station programming and other operating costs	50,196	45,631
Corporate operating costs	6,299	9,609
Pension settlement charge and contribution reimbursements	20,466	(4,072)
Depreciation	7,924	9,243

Total operating costs and expenses	138,721	111,635

Earnings from operations	12,749	42,697

Other Income and (Expense)
Interest expense	(17,983)	(19,888)
Other income (expense), net	180	(267)

Total other income and (expense)	(17,803)	(20,155)

Earnings (loss) before income taxes	(5,054)	22,542
Income tax (benefit) expense	(740)	9,000

Net earnings (loss)	$(4,314)	$13,542

Net earnings (loss) per share — Basic	$(0.04)	$0.13

Net earnings (loss) per share — Diluted	$(0.04)	$0.13

Weighted average shares outstanding
Basic	103,403	102,809
Diluted	103,403	103,225

Belo Corp.
Consolidated Condensed Balance Sheets

	March 31,	December 31,
In thousands	2011	2010

	(unaudited)
Assets
Current assets
Cash and temporary cash investments	$12,383	$8,309
Accounts receivable, net	131,240	144,992
Other current assets	74,741	57,495

Total current assets	218,364	210,796

Property, plant and equipment, net	159,006	164,439
Intangible assets, net	1,149,272	1,149,272
Other assets	63,576	65,883

Total assets	$1,590,218	$1,590,390

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$17,349	$20,744
Accrued expenses	76,425	88,845
Other current liabilities	30,080	27,611

Total current liabilities	123,854	137,200

Long-term debt	886,331	897,111
Deferred income taxes	246,338	206,765
Other liabilities	80,818	178,672
Total shareholders’ equity	252,877	170,642

Total liabilities and shareholders’ equity	$1,590,218	$1,590,390

Belo Corp.
Non-GAAP to GAAP Reconciliations
Station Adjusted EBITDA

	Three months ended
	March 31,
In thousands (unaudited)	2011	2010

Station Adjusted EBITDA (1)	$47,438	$57,477
Corporate operating costs	(6,299)	(9,609)
Depreciation	(7,924)	(9,243)
Pension settlement charge and contribution reimbursements	(20,466)	4,072

Earnings from operations	$12,749	$42,697

Note 1:	Belo’s management uses Station Adjusted EBITDA as the primary measure of profitability to evaluate operating performance and to allocate capital resources and bonuses to eligible operating company employees. Station Adjusted EBITDA represents the Company’s earnings from operations before interest expense, income taxes, depreciation, amortization, impairment charges, pension settlement charge and contribution reimbursements, and corporate operating costs. Other income (expense), net is not allocated to television station earnings from operations because it consists primarily of equity in earnings (losses) from investments in partnerships and joint ventures and other non-operating income (expense).
Pro Forma Net Earnings

	Three months ended		Three months ended
	March 31, 2011		March 31, 2010
In thousands (unaudited)	Earnings	EPS	Earnings	EPS
Net earnings (loss)	$(4,314)	$(0.04)	$13,542	$0.13

Pension settlement charge and contribution reimbursements, net of tax	13,323	0.13	(2,484)	(0.02)

Pro forma net earnings	$9,009	$0.09	$11,058	$0.11